FORM: 3	Issuer Name:	AURIZON MINES LTD.	Stock Symbol:	ARZ

A separate Form per individual should be completed. If there are multiple changes, copy and paste electronically or photocopy the form.
Identity of the Individual
	Mr.	Vance	William	E.
	CIVIL TITLE (e.g. MR.,MS, MRS.)	SURNAME	FIRST NAME	MIDDLE NAME(S)

CHECK HERE	Addition (new appointment)
Position — identify position(s) now held, or to be held, by the individual	Effective Date of Change

CHECK HERE X	Deletion (termination or resignation)
Position — identify position(s) from which the individual resigned or was terminated	Effective Date of Change
WILLIAM E. VANCE (Retired from position)	MAY 17, 2005

CHECK HERE	Change in Position / Title
Position — identify the title or position(s) formerly held by the individual and the one now held by that individual	Effective Date of Change
DIRECTOR	MAY 17, 2005
OLD POSITION(S)

NEW POSITION(S)

For Non-Exempt Issuer: Has a Personal Information Form been filed with TSX?
YES NO
DATE FILED
Filed on behalf of the Issuer by: (please print name and direct phone or email)
NAME	JULIE A. S. KEMP, CORPORATE SECRETARY
PHONE / EMAIL	(604) 687-6600 / julie.kemp@aurizon.com
DATE	May 24, 2005